Camber Energy Announces Resignation Of Board Member

After 9 years of service, Hofheinz leaves to pursue other business and personal interests

HOUSTON, April 13, 2017 /PRNewswire/ -- Camber Energy, Inc. (NYSE MKT: CEI) ("Camber" or the "Company"), an independent oil and gas company with operations in Oklahoma and Texas, announced today that J. Fred Hofheinz has resigned, effectively immediately on April 10, 2017, as a member of the Board of Directors to devote his full time and efforts toward his other business interests and to spend more time with his family

The Company has no immediate plans to fill the vacant board seat.

"The Board is immensely thankful for Fred's leadership over the past nine years as his experience, vision and focus have been instrumental in positioning Camber with a foundation of quality oil and gas assets and in effectuating a smooth transition following the acquisition of the Segundo properties", said Richard Azar, the Chairman of the Board of Camber Energy. "We understand and support his decision to step down for personal reasons and wish him all the best going forward."

Mr. Hofheinz added, "It has been an enormous privilege to have served as a member of the Camber board, particularly during a period of important change and growth. I am now being pulled in other directions, and as I look ahead to the next chapter in my life, I remain confident that the team will successfully execute on Camber's growth and operational strategy."

About Camber Energy, Inc.

Based in Houston, Texas, Camber Energy (NYSE MKT: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in south Texas, the Permian Basin in west Texas, and the Hunton formation in central Oklahoma. The Company changed its name from Lucas Energy, Inc. to Camber Energy, Inc. effective January 5, 2017.

Contacts:
Carol Coale / Ken Dennard
Dennard ▪ Lascar Associates LLC
(713) 529-6600
ccoale@dennardlascar.com